Exhibit 5.1

November 23, 2022

ToughBuilt Industries, Inc.

8669 Research Drive
Irvine, CA 92618

Attn: Board of Directors

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to ToughBuilt Industries, Inc., a Nevada corporation (the “Company”), in connection with a Registration Statement on Form S-1, as amended, (the “Registration Statement”) filed by the Company on November 22, 2022, with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company for resale by the selling stockholders listed in the prospectus included as a part of the Registration Statement (the “Selling Stockholders”) of 13,397,017 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) 982,466 shares of Common Stock (the “Placement Shares”); (ii) 1,637,445 shares of Common Stock (the “Prefunded Warrant Shares”) issuable upon the exercise of certain prefunded warrants (the “Prefunded Warrants”); (iii) 10,619,911 shares of Common Stock (the “Preferred Investment Option Shares”) issuable upon the exercise of certain outstanding Series C preferred investment options (the “Preferred Investment Options”); and (iv) 157,195 shares of common stock (the “Placement Agent Option Shares”) issuable upon the exercise of certain outstanding preferred investment options (the “Placement Agent Options”) issued to the designees of H.C. Wainwright & Co., LLC as described in further detail in the prospectus. This opinion letter is furnished to you at your request to enable you to fulfill the requirements, in connection with the Registration Statement, of Item 601(b)(5) of Regulation S-K promulgated by the Commission.

In connection with this opinion, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below including, without limitation: (i) the Articles of Incorporation and Bylaws of the Company, each as amended to date; (ii) that certain Securities Purchase Agreement, dated November 15, 2022, by and among the Company and the Selling Stockholders; (iii) that certain Registration Statement, dated November 15, 2022, by and among the Company and the Selling Stockholders; (iv) the Prefunded Warrants; (v) the Preferred Investment Options; (vi) the Placement Agent Options; and (vii) records of meetings and consents of the Board of Directors of the Company provided to us by the Company. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Our opinions set forth below are qualified to the extent that they may be subject to or affected by (i) applicable bankruptcy, insolvency, reorganization, moratorium, usury, fraudulent conveyance or similar laws affecting the rights of creditors generally, and (ii) by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity. Furthermore, we express no opinion as to the availability of any equitable or specific remedy, or as to the successful assertion of any equitable defense, upon any breach of any agreements or obligations referred to therein, or any other matters, inasmuch as the availability of such remedies or defenses may be subject to the discretion of a court. We express no opinion as to the enforceability of any indemnification provision, or as to the enforceability of any provision that may be deemed to constitute liquidated damages.

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Website: www.cmfllp.com

Based upon and subject to the foregoing, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that (i) the Placement Shares are duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company; (ii) upon the due exercise of the Prefunded Warrants in accordance with the terms thereof and when certificates for the same have been duly executed and countersigned and delivered, the Prefunded Warrant will be duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company; (iii) upon the due exercise of the Preferred Investment Options in accordance with the terms thereof and when certificates for the same have been duly executed and countersigned and delivered, the Prefunded Investment Option Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company; and (iv) upon the due exercise of the Placement Agent Options in accordance with the terms thereof and when certificates for the same have been duly executed and countersigned and delivered, the Placement Agent Option Shares will be duly and validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We express no opinion herein as to the laws of any state or jurisdiction other than Chapter 78 of the Nevada Revised Statutes (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion if any applicable laws change after the date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Carmel, Milazzo & Feil LLP